                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                      TO

                                    FORM 8-K
                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) APRIL 1, 2002

                                  NETGURU, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          DELAWARE                   0-28560                     22-2356861
          --------                   -------                     ----------
(State or other jurisdiction       (Commission                 (IRS Employer
     of incorporation)             File Number)              Identification No.)

             22700 SAVI RANCH PARKWAY, YORBA LINDA, CALIFORNIA 92887
             -------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code (714) 974-2500

                                 NOT APPLICABLE
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS.

         Changes in Reporting Segments and Updates to Business Description
         -----------------------------------------------------------------

         Prior to April 1, 2002, netGuru, Inc.'s (the "Company's") operating segments were:

         o   Software sales, maintenance and services;
         o   IT services; and
         o   Internet, e-commerce and collaborative software solutions.

         Effective April 1, 2002, the Company realigned its operating segments to more appropriately reflect how its business divisions were managed and its resources were allocated. The operating segments were realigned as follows:

         o   Engineering and collaborative software products and services;
         o   IT services; and
         o   Web-based telecommunication and travel services.

         On March 28, 2003, the Company filed a Form 8-K that included, among other information a discussion of changes that occurred in the Company's reporting segments and updates to the Company's business description. The Company's management now desires to supplement that discussion. Accordingly, the Company is presenting in this Form 8-K/A No. 1 its consolidated financial statements for the fiscal year ended March 31, 2002 that contain a revised Note 11 that has been updated to reflect the segment changes. In addition, the Company is presenting a comparison of its results of operations for the fiscal years ended March 31, 2002 and 2001 that has also been revised to reflect segment changes.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

1. Independent Auditors' Report                                             F-2

2. Consolidated Financial Statements:

         Consolidated Balance Sheet as of March 31, 2002                    F-3

         Consolidated Statements of Operations for the years ended
         March 31, 2002 and 2001                                            F-4

         Consolidated Statements of Stockholders' Equity and
         Comprehensive Loss for the years ended
         March 31, 2002 and 2001                                            F-5

         Consolidated Statements of Cash Flows for the years ended
         March 31, 2002 and 2001                                            F-6

         Notes to Consolidated Financial Statements                         F-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
netGuru, Inc.:

We have audited the consolidated financial statements of netGuru, Inc. and subsidiaries as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of netGuru, Inc. and subsidiaries as of March 31, 2002, and the results of their operations and their cash flows for the years ended March 31, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America.

                                                     /s/ KPMG LLP

Orange County, California
May 30, 2002, except as to Note 11, which is as of March 28, 2003


                             NETGURU, INC. AND SUBSIDIARIES
                               Consolidated Balance Sheet
                                     March 31, 2002
                   (In thousands, except share and per share amounts)


                                         ASSETS

Current assets:
    Cash and cash equivalents                                                 $  3,466
    Accounts receivable (net of allowance for doubtful accounts of $981)         3,325
    Income tax receivable                                                          305
    Notes and related party loans receivable                                       269
    Prepaid expenses and other current assets                                    1,543
                                                                              ---------
           Total current assets                                                  8,908

Property, plant and equipment, net                                               4,169
Goodwill (net of accumulated amortization of $4,438)                             9,105
Other assets                                                                       884
                                                                              ---------
                                                                              $ 23,066
                                                                              =========

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Current portion of long-term debt                                         $    259
    Current portion of capital lease obligations                                   417
    Accounts payable                                                             1,012
    Accrued expenses                                                             1,281
    Income taxes payable                                                           196
    Deferred maintenance revenue                                                 1,760
    Deferred income taxes                                                           60
    Accrued restructuring costs                                                    157
                                                                              ---------
           Total current liabilities                                             5,142

Long-term debt, net of current portion                                             567
Capital lease obligations, net of current portion                                1,027
Deferred income taxes, non-current                                                 112
Deferred gain on sale-leaseback                                                    887
                                                                              ---------
           Total liabilities                                                     7,735
                                                                              ---------

Commitments and contingencies  (note 9)

Stockholders' equity:
    Preferred stock, par value $.01; authorized 5,000,000 shares; no shares
      issued and outstanding                                                        --
    Common stock, par value $.01; authorized 150,000,000 shares; issued and
      outstanding 17,265,850 shares (net of 10,965 treasury shares)                173
    Additional paid-in capital                                                  33,057
    Accumulated deficit                                                        (16,805)
    Accumulated other comprehensive loss:
      Cumulative foreign currency translation adjustments                       (1,094)
                                                                              ---------
           Total stockholders' equity                                           15,331
                                                                              ---------
                                                                              $ 23,066
                                                                              =========

See accompanying notes to consolidated financial statements.

                                          F-3

                               NETGURU, INC. AND SUBSIDIARIES
                           Consolidated Statements of Operations
                            Years ended March 31, 2002 and 2001
                    (In thousands, except share and per share amounts)


                                                                 2002            2001
                                                             -------------   -------------

Net revenues:
    Software sales, maintenance and services (Note 11)       $      9,313    $     10,066
    IT services                                                     9,869          18,019
    Internet, e-commerce and collaborative
      software solutions  (Note 11)                                 5,102           3,217
                                                             -------------   -------------
           Total net revenues                                      24,284          31,302

Cost of revenues:
    Software sales, maintenance and services (Note 11)              1,108           2,305
    IT services                                                     7,484          12,223
    Internet, e-commerce and collaborative
      software solutions (Note 11)                                  4,230           2,214
                                                             -------------   -------------
           Total cost of revenues                                  12,822          16,742

           Gross profit                                            11,462          14,560
                                                             -------------   -------------

Operating expenses:
    Selling, general and administrative                            13,001          13,815
    Research and development                                        1,824           2,706
    Amortization of goodwill                                        1,290           1,360
    Depreciation and other amortization                             1,243             798
    Impairment charge                                               1,651              --
    Restructuring                                                      25           2,400
                                                             -------------   -------------
           Total operating expenses                                19,034          21,079
                                                             -------------   -------------
           Operating loss                                          (7,572)         (6,519)
                                                             -------------   -------------
Other expense (income):
    Interest, net                                                     160            (193)
    Other                                                              20            (146)
                                                             -------------   -------------
           Total other expense (income)                               180            (339)
                                                             -------------   -------------
Loss before income taxes                                           (7,752)         (6,180)
Income tax expense                                                  1,192             457
                                                             -------------   -------------
           Net loss                                          $     (8,944)   $     (6,637)
                                                             =============   =============
Net loss per common share:
     Basic                                                   $      (0.53)   $      (0.45)
                                                             =============   =============
     Diluted                                                 $      (0.53)   $      (0.45)
                                                             =============   =============
Common shares used in computing net loss per common share:
     Basic                                                     16,982,496      14,781,331
                                                             =============   =============
     Diluted                                                   16,982,496      14,781,331
                                                             =============   =============
See accompanying notes to consolidated financial statements.

                                           F-4

                                                  NETGURU, INC. AND SUBSIDIARIES

                              Consolidated Statements of Stockholders' Equity and Comprehensive Loss

                                                Years ended March 31, 2002 and 2001

                                               (In thousands, except share amounts)
                                          COMMON STOCK                 RETAINED    ACCUMULATED
                                      ------------------  ADDITIONAL   EARNINGS        OTHER          TOTAL          TOTAL
                        PREFERRED      NUMBER OF   PAR     PAID-IN   (ACCUMULATED  COMPREHENSIVE   STOCKHOLDERS' COMPREHENSIVE
                         STOCK         SHARES    VALUE     CAPITAL     DEFICIT)    INCOME (LOSS)      EQUITY       INCOME(LOSS)
                         ---------  -----------  -----    ---------  -----------  -------------   -------------   -------------
Balance, March 31, 2000         --   13,264,035   $ 133  $ 28,500   $   (1,224)  $      (344)    $     27,065
                          ---------  -----------  -----  ---------  -----------  ------------    -------------

Net loss                         --          --      --        --       (6,637)           --           (6,637)   $     (6,637)

Foreign currency
   translation                   --          --      --        --           --          (693)            (693)           (693)
                          ---------  -----------  -----  ---------  -----------  ------------    -------------   -------------

Comprehensive loss for
   the year ended March
   31, 2001                      --          --      --        --       (6,637)         (693)              --    $     (7,330)
                                                                                                                 =============
Preferred stock
   conversion                    --   1,136,065      11       (11)          --            --               --

Repurchase of preferred
   stock                         --     400,000       4    (6,564)          --            --           (6,560)

Issuance of common
   stock in connection
   with acquisition              --      25,000      --       750           --            --              750

Issuance of common
   stock to private
   investors                     --   1,870,270      19     9,302           --            --            9,321

Exercise of stock
   warrants                      --      80,000       1       386           --            --              387

Exercise of stock
   options                       --     100,199       1       198           --            --              199

Repurchase of common
   stock                         --     (10,965)     --       (76)          --            --              (76)

Compensation expense
   for stock options
   issued to employees
   below fair value              --          --      --       136           --            --              136
                          ---------  -----------  -----  ---------  -----------  ------------    -------------

Balance, March 31, 2001   $      --  16,864,604   $ 169  $ 32,621   $   (7,861)  $    (1,037)    $     23,892
                          =========  ===========  =====  =========  ===========  ============    =============

Net loss                         --          --      --        --       (8,944)           --           (8,944)   $     (8,944)

Foreign currency
   translation                   --          --      --        --           --           (57)             (57)            (57)
                          ---------  -----------  -----  ---------  -----------  ------------    -------------   -------------

Comprehensive loss for
   the year ended March
   31, 2002                      --          --      --        --       (8,944)          (57)              --    $     (9,001)
                                                                                                                 =============

Issuance of common
   stock to consultants          --     325,000       3       703           --            --              706

Exercise of stock
   options                       --      88,246       1        55           --            --               56

Repurchase of common
   stock                         --     (12,000)     --      (400)          --            --             (400)

Compensation expense
   for stock options
   issued to employees
   below fair value              --          --      --        78           --            --               78
                          ---------  -----------  -----  ---------  -----------  ------------    -------------   -------------

Balance, March 31, 2002   $      --  17,265,850   $ 173  $ 33,057   $  (16,805)  $    (1,094)    $     15,331
                          =========  ===========  =====  =========  ===========  ============    =============
See accompanying notes to consolidated financial statements.
                                                                F-5

                                   NETGURU, INC. AND SUBSIDIARIES
                               Consolidated Statements of Cash Flows
                                Years ended March 31, 2002 and 2001
                                           (In thousands)
                                                                               2002         2001
                                                                             ---------   ---------
Cash flows from operating activities:
    Net loss                                                                 $ (8,944)   $ (6,637)
    Adjustments to reconcile net loss to net cash used in
      operating activities:
        Depreciation and amortization                                           2,731       2,442
        Bad debt expense                                                          358         590
        Deferred income taxes                                                   1,334         318
        Compensation expense recognized on issuance of stock options               78         136
        Restructuring                                                              25       2,400
        Impairment charge                                                       1,651          --
        Consulting expense recognized on issuance of common stock                 525          --
        Loss on disposal of property                                              146          --
        Changes in operating assets and liabilities (net of acquisitions):
          Accounts receivable                                                   1,161      (1,419)
          Notes and related party loans receivable                               (256)        210
          Income tax receivable                                                  (305)         --
          Deposits                                                                 --       2,381
          Prepaid expenses and other current assets                              (761)       (697)
          Other assets                                                            (38)       (794)
          Accounts payable                                                       (164)        317
          Accrued expenses                                                       (426)       (382)
          Income taxes payable                                                     29         (91)
          Accrued restructuring costs                                            (177)        (96)
          Other current liabilities                                               111          --
          Deferred revenues                                                      (233)        731
          Deferred gain on sale-leaseback                                         (70)        (70)
                                                                             ---------   ---------
                  Net cash used in operating activities                        (3,225)       (661)
                                                                             ---------   ---------
Cash flows from investing activities:
    Purchase of property, plant and equipment                                    (394)     (4,598)
    Payments to acquire companies, net of cash acquired                           (72)     (2,042)
                                                                             ---------   ---------
                  Net cash used in investing activities                          (466)     (6,640)
                                                                             ---------   ---------
Cash flows from financing activities:
    Proceeds from issuance of bank debt                                            93         385
    Repayment of bank debt                                                       (314)     (1,147)
    Payment of capital lease obligations                                         (265)       (132)
    Issuance of common stock                                                       79       9,907
    Repurchase of preferred stock                                                  --      (6,560)
    Repurchase of common stock                                                   (364)        (76)
                                                                             ---------   ---------
                  Net cash (used) provided by financing activities               (771)      2,377
                                                                             ---------   ---------
    Effect of exchange rate changes on cash and cash equivalents                  (30)       (383)
                                                                             ---------   ---------
                  Decrease in cash and cash equivalents                        (4,492)     (5,307)
Cash and cash equivalents, beginning of year                                    7,958      13,265
                                                                             ---------   ---------
Cash and cash equivalents, end of year                                       $  3,466    $  7,958
                                                                             =========   =========
                                            (Continued)
                                                F-6


                               NETGURU, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows, Continued


                                                                            2002      2001
                                                                          --------  --------
Supplemental disclosure of cash flow information:
    Cash paid for:
      Interest                                                            $   268   $   154
                                                                          ========  ========
      Income taxes                                                            105       152
                                                                          ========  ========

Supplemental disclosure of non-cash investing and financing activities:
    Acquisition of equipment under capital leases                         $   677   $   334
    Acquisition of equipment - received in lieu of payment on accounts         70        --
      receivable
    Write-off of assets against accrued restructure reserve                    --     1,995
    Issuance of common stock, warrants and options in connection with
      acquisitions                                                             --       750

Acquisitions:
    Fair value of assets acquired, net of cash                            $    72   $ 2,868
    Liabilities assumed                                                        --       (76)
                                                                          --------  --------
    Net assets acquired                                                        72     2,792
    Less: non-cash consideration given                                         --      (750)
                                                                          --------  --------
    Payments to acquire companies, net of cash acquired                   $    72   $ 2,042
                                                                          ========  ========

See accompanying notes to consolidated financial statements.

                                            F-7

                         NETGURU, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       ORGANIZATION

       The Company was incorporated in 1981 in the state of New Jersey and reincorporated in the state of Delaware in 1996 under the name Research Engineers, Inc. Effective February 25, 2000, the name was changed to netGuru, Inc. (the "Company" or "netGuru"). netGuru is an integrated Internet technology and services company providing Internet and PC-based engineering software products and services, including digital media and animation services, information technology ("IT") services, and IP telephony services and Internet based phone card and travel services.

       PRINCIPLES OF CONSOLIDATION

       The consolidated financial statements include the accounts of netGuru, Inc. and its wholly owned subsidiaries. All significant transactions among the consolidated entities have been eliminated upon consolidation.

       USE OF ESTIMATES

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

       FAIR VALUE OF FINANCIAL INSTRUMENTS

       Statement of Financial Accounting Standards ("SFAS") No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires management to disclose the estimated fair value of certain assets and liabilities defined by SFAS No. 107 as financial instruments. Financial instruments are generally defined by SFAS No. 107 as cash or a contractual obligation that conveys to one entity a right to receive cash or other financial instruments from another entity, as well as impose on the other entity the obligation to deliver cash or other financial instruments to the first entity. At March 31, 2002, management believes the carrying amounts of cash and cash equivalents, receivable and payable amounts, and accrued expenses approximate fair value because of the short maturity of these financial instruments. The Company also believes that the carrying amounts of its long-term debt and capital lease obligations approximate their fair value as the interest rates approximate a rate that the Company could obtain under similar terms at the balance sheet date.

       FOREIGN CURRENCY TRANSLATION

       The financial position and results of operations of the Company's foreign subsidiaries are accounted for using the local currency as the functional currency. Assets and liabilities of the subsidiaries are translated into U.S. dollars (the reporting currency) at the exchange rate in effect at the year-end. Statements of operations accounts are translated at the average rate of exchange prevailing during the respective years. Translation adjustments arising from the use of differing exchange rates from period to period are included in accumulated other comprehensive income (loss) in the consolidated statement of stockholders' equity. Gains and losses resulting from foreign currency transactions are included in operations and are not material for fiscal 2002 and 2001.

                         NETGURU, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

       CASH AND CASH EQUIVALENTS

       The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

       PROPERTY, PLANT AND EQUIPMENT

       Property, plant and equipment are stated at cost. Depreciation is calculated using the straight-line method over the following useful lives:

                Buildings                                   39 years
                Computer equipment                          5 years
                Computer software                           3 years
                Office equipment and furniture              3-7 years

       Assets held subject to capital lease agreements and leasehold improvements are amortized over the lesser of the life of the asset or the term of the lease but not in excess of 5 years.

       GOODWILL

       The Company amortizes costs in excess of the fair value of net assets of businesses acquired ("Goodwill") using the straight-line method over the estimated useful lives of the businesses acquired, usually a period of 5-15 years. Goodwill amortization was $1,290,000 and $1,360,000 for the years ended March 31, 2002 and 2001, respectively.

       IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

       The Company applies the provisions of SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. This statement requires that long-lived assets and certain identifiable intangibles (including Goodwill) be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company applies the provisions of SFAS No. 86 (SFAS 86), "ACCOUNTING FOR THE COST OF COMPUTER SOFTWARE TO BE SOLD, LEASED, OR OTHERWISE MARKETED" for evaluating unamortized capitalized software development costs. At each balance sheet date, the Company compares the unamortized software development cost of each product to the net realizable value of the product. The amount by which the unamortized software development cost exceeds the net realizable value of the product is written off. At March 31, 2002, the Company had no write-off of unamortized software development costs.

                         NETGURU, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

       In fiscal 2002, the Company recorded an impairment charge of $1,651,000. Of this amount, $684,000 was related to the write-off of capitalized film production costs; $651,000 was related to the write-off of assets of Interra Global, one of the Company's subsidiaries in India; and $316,000 represented the write-down of goodwill related to the purchase of e-Destinations, the Company's travel services subsidiary. The Company wrote off capitalized film production costs, since revenues-to-date and forecasted revenues from these film assets did not support carrying value of the recorded amounts. The Company surrendered the license held by Interra Global and recorded the above-noted impairment charge related to the write-off of the assets of this subsidiary in the fourth quarter of fiscal 2002. As a result of uncertainties faced by the travel business, the Company recorded an impairment charge of $316,000 to write down the value of goodwill associated with the acquisition of its travel subsidiary, e-Destinations, Inc., which is included in the Company's Internet, e-commerce and collaborative software segment. The amount of the write down represented the excess of the carrying amount of goodwill over its fair value. The fair value of goodwill associated with the acquisition of e-Destinations was determined by calculating the present value of estimated expected future cash flows in accordance with SFAS No.
       121. As of March 31, 2002, the Company had $340,000 of unamortized goodwill related to the acquisition of this subsidiary.

       SOFTWARE DEVELOPMENT COSTS AND PURCHASED TECHNOLOGY

       The Company capitalizes costs related to the development of certain software products in accordance with SFAS 86. Capitalization of costs begins when technological feasibility has been established and ends when the product is available for general release to customers. As of March 31, 2002, capitalized costs of approximately $671,000, net of accumulated amortization, were included in other assets. Approximately $303,000 of this amount represents software developed in-house and $240,000 represents the cost of software developed on the Company's behalf by third parties. The remaining $128,000 represents purchased technology. Additions to capitalized software were $545,000 and $254,000 during fiscal 2002 and 2001, respectively.

       The Company amortizes capitalized software development costs and purchased technology using the straight-line method over three to five years, or the ratio of actual sales to anticipated sales, whichever is greater. Amortization of software development costs and purchased technology charged to cost of revenues was approximately $198,000 and $284,000 for the years ended March 31, 2002 and 2001, respectively. Accumulated amortization on capitalized software was $1,420,000 and $966,000 as of March 31, 2002 and 2001, respectively.

       REVENUE RECOGNITION

       The Company recognizes revenue when the following criteria are met: 1. persuasive evidence of an arrangement, such as agreements, purchase orders or written or online requests, exists; 2. delivery has been completed and no significant obligations remain; 3. the Company's price to the buyer is fixed and determinable; and 4. collectibility is probable. During the fiscal years ended March 31, 2002 and 2001, the Company's revenues arose from the following segments: software sales, maintenance and services (including digital media products and services); information technology ("IT") services; and products and services sold via Internet portals, including ASP services, telecommunication and travel services.

       Revenues from providing IT services are recognized primarily on a time and materials basis, with time at a marked-up rate and materials and other reasonable expenses at cost, once the services are completed and no significant obligations remain. Certain IT services contracts are fixed price contracts where progress toward completion is measured by mutually agreed upon pre-determined milestones for which we recognize revenue upon achieving such milestones. The Company's fixed price IT contracts are typically for a short duration of one to three months.

                         NETGURU, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

       Revenue from software sales is recognized upon shipment, provided that no significant post-contract support obligations remain outstanding and collection of the resulting receivable is probable. The Company's software sales do not provide a specific right of return. At the time of sale, the Company typically provides free 120-day initial maintenance and support to the customer. Costs relating to this initial 120-day support period, which include primarily telephone support, are not considered material. After the initial support period, customers may choose to purchase ongoing maintenance contracts that include telephone, e-mail and other methods of support, and the right to receive upgrades. Revenue from these maintenance contracts is deferred and recognized ratably over the life of the contract, usually twelve months. Revenues from digital media and animation services are recognized upon achievement of certain pre-determined milestones.

       In October 1997, the Accounting Standards Executive Committee ("AcSEC") of the AICPA issued Statement of Position ("SOP") 97-2, SOFTWARE REVENUE RECOGNITION. SOP 97-2 distinguishes between significant and insignificant vendor obligations as a basis for recording revenue with a requirement that each element of a software licensing arrangement be separately identified and accounted for based on relative fair values of each element. The Company adopted SOP 97-2 in the first quarter of fiscal 1999. In 1998 the AICPA issued SOP 98-9, MODIFICATION OF SOP 97-2, SOFTWARE REVENUE RECOGNITION, WITH RESPECT TO CERTAIN TRANSACTIONS, which modifies SOP 97-2 to allow for use of the residual method of revenue recognition provided that certain criteria have been met. The Company adopted SOP 98-9 in the first quarter of fiscal 2000.

       The Company sells its engineering and collaborative software along with a maintenance package. This constitutes a multiple element arrangement. The price charged for maintenance portion is the same as when the maintenance is sold separately. The fair values of the maintenance contracts sold in all multiple element arrangements are recognized over the terms of the maintenance contracts. The engineering and collaborative software portion is recognized when delivery is complete and no significant obligations remain.

       Revenues from call termination services are recognized at gross sales value with the applicable cost separately stated in the cost of revenues. Revenues from the Company's own phone card sales are deferred and recognized on the basis of usage, whereas revenues from re-sale of third-party phone cards are recognized net of returns since no significant obligations remain once product is delivered. Certain travel services, based on their nature, are recognized at the gross sales value with purchase costs stated as a separate cost of revenues in accordance with Emerging Issues Task Force Issue No. 99-19, RECORDING REVENUE GROSS AS A PRINCIPAL VERSUS NET AS AN AGENT. Other products and services sold via Internet portals, including certain travel services, where the Company is a travel discounter or an agent, are recognized net of purchase costs when the products and services are delivered and collectibility is probable. Revenues from ASP services are recognized when the services are complete and collectibility is probable.

       In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), REVENUE RECOGNITION IN FINANCIAL STATEMENTS, as amended by Staff Accounting Bulletins No. 101 A and 101 B. These bulletins summarize certain of the staff's views about applying generally accepted accounting principles to revenue recognition in financial statements. The Company adopted SAB 101, as amended, in the fourth quarter of fiscal 2001, the implementation of which resulted in no material changes in our previous practice.

                         NETGURU, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

       DEFERRED REVENUES

       The Company defers revenues for its maintenance contracts, for its collaborative software sales and for its phone card revenues that are not considered earned. The Company defers its maintenance revenues when the maintenance contracts are sold, and then recognizes the maintenance revenues over the term of the maintenance contracts. The Company defers its collaborative software sales revenues if it invoices or receives payment prior to the completion of a project, and then recognizes these revenues upon completion of the project when no significant obligations remain. The Company defers revenues from the sales of its own phone cards when the cards are sold, and then recognizes revenues from these phone card sales based on usage. Revenues from any unused portion of phone card minutes are recognized upon expiration of the phone cards.

       RESEARCH AND DEVELOPMENT

       The Company's research and development ("R&D") costs consist mainly of developers' salaries. The major thrust of the Company's R&D efforts has been and continues to be toward developing software products for sale and toward enhancing existing software products. To a lesser extent, the Company's R&D efforts are expended toward enhancing and maintaining its Websites. The Company follows the guidance of EITF 00-2, "ACCOUNTING FOR WEB SITE DEVELOPMENT COSTS" to account for its Website development costs and the guidance of SOP 98-1, "ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE" to account for the costs of internal use software.

       The Company follows the provisions of SFAS No. 86, "ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED, OR OTHERWISE MARKETED" to capitalize software development costs when technological feasibility has been established and stop capitalization when the product is available for general release to customers. The Company expenses development costs when they are related to enhancement of existing software products.

       INCOME TAXES

       The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

       NET LOSS PER SHARE

       Basic Earnings Per Share ("EPS") is calculated by dividing net income
       (loss) by the weighted-average common shares outstanding during the period. Diluted EPS reflects the potential dilution to basic EPS that could occur upon conversion or exercise of securities, options, or other such items, to common shares using the treasury stock method based upon the weighted-average fair value of the Company's common shares during the period. See Note 12 "Loss Per Share" of Notes to Consolidated Financial Statements for computation of EPS.

                         NETGURU, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

       COMPREHENSIVE INCOME (LOSS)

       The Company applies the provisions of SFAS No. 130, REPORTING COMPREHENSIVE INCOME, which establishes rules for the reporting and display of comprehensive income (loss) and its components. SFAS No. 130 requires changes in foreign currency translation adjustments, which are reported separately in stockholders' equity, to be included in other comprehensive income (loss).

       STOCK-BASED COMPENSATION

       The Company applies the provisions of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. As permitted by SFAS No. 123, the Company continues to follow the guidance of Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Consequently, compensation related to stock options is the difference between the grant price and the fair market value of the underlying common shares at the grant date. Generally, the Company issues stock options to employees with a grant price equal to the market value of common stock on the grant date. The Company has issued certain stock options with a grant price below the market value at the grant date. The Company recognizes compensation expense on these grants over the vesting period, generally three to four years. As required by SFAS No. 123, the Company discloses in Note 6 "STOCKHOLDERS' EQUITY" the pro forma effect on operations, as if compensation costs were recorded at the estimated fair value of the stock options granted.

       SEGMENT REPORTING

       The Company applies the provisions of SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 131 requires segments to be determined and reported based on how management measures performance and makes decisions about allocating resources. See Note 11 "Segment and Geographic Data" of Notes to Consolidated Financial Statements for description of and disclosures regarding the Company's significant reportable segments.

       RECLASSIFICATIONS

       Certain reclassifications have been made to the 2001 consolidated financial statements to conform to the 2002 presentation. Included in amendment no. 2 and amendment no. 3 to the Form 10-KSB is a reclassification of the amortization of software development costs from "depreciation and other amortization" to "cost of revenues."

(2)    ACQUISITIONS

       The following acquisitions were accounted for using the purchase method of accounting and, accordingly, the results of operations of the acquired assets and assumed liabilities have been included in the consolidated financial statements subsequent to effective dates of the respective acquisitions. All assets acquired and liabilities assumed were recorded at their estimated fair market values at the date of acquisition in the consolidated balance sheet. Any options and warrants issued in these transactions were valued using the Black-Scholes model.

       ALLEGRIA SOFTWARE, INC.

       On April 1, 2000, we acquired all of the outstanding capital stock of Allegria Software, Inc. ("Allegria") for $1,500,000 in cash and 25,000 shares of our common stock, valued at approximately $750,000 at the date of acquisition. Allegria was a developer of Internet-based document management and collaborative software tools primarily for engineering and

                         NETGURU, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

       manufacturing companies. The acquisition included stand-alone software products, as well as technology. The technology is being used in the development of the Company's ASP services business. The purchase price allocation (including acquisition costs of $11,000) is summarized as follows (in thousands):

                Current assets                             $               97
                Other assets                                               18
                Goodwill                                                2,222
                Current liabilities                                       (76)
                                                              ----------------
                                                           $            2,261
                                                              ================

       Goodwill recorded as a result of this acquisition is being amortized over ten years.

       INTERRA GLOBAL, LIMITED.

       In May 2000, the Company acquired India-based Interra Global, Limited, an Internet service provider that had obtained the license to operate as such in India. The Company had also intended to use this license to offer Voice Over Internet Protocol (VOIP) services when VOIP was allowed within India. The total purchase price was approximately $348,000 and substantially the entire purchase price was recorded as goodwill, which was being amortized over five years. With the deregulation of the telephony industry in India starting April 2002, the Company revised its business model for offering VOIP services within the India from becoming a direct service provider to a more cost-effective model of partnering with local companies. The Company surrendered the license held by Interra Global and recorded an impairment charge of $651,000 related to the write-off of the assets of this subsidiary in the fourth quarter of fiscal 2002.

       Based on the respective acquisition dates, pro forma disclosures have not been provided for the above noted acquisition, as they would not have significantly changed the actual results of operations for the fiscal years ended March 31, 2002 and 2001.

(3)    PROVISION FOR RESTRUCTURING OPERATIONS

       In March 2001, the Company announced plans to restructure its operations. As a result of this restructuring plan, the Company recorded a restructuring charge of $2,400,000 in fiscal 2001. The restructuring plan consisted of four major points: 1) refocused strategic direction of Internet service provider ("ISP") initiatives; 2) refocused strategic direction of Internet portal initiatives; 3) consolidation of the Company's technical support activities; and 4) elimination of the Company's in-house legal department.

       With regard to the Company's ISP initiatives in India, the Company redirected its primary focus toward communication and connectivity services targeted at the corporate market. The Company's original focus related to ISP services was that the Company planned to offer ISP services to both consumers and businesses in India. With the proposed acquisition of a 30% ownership interest in Vital Communications, Ltd., an IT communications technology company, the Company had planned to start providing ISP services for the 10,000 customers of Vital Communications as a first step toward becoming an ISP in India.

       The total amount charged for the refocus of ISP operations in fiscal 2001 was $1,998,000. This total charge consisted of $171,000 in contractual obligations and $1,827,000 in asset write-offs related to ISP operations in India. These charges did not include any employee costs. However, they included the write-off of $537,000 paid toward the Company's proposed acquisition of a 30% ownership interest in Vital Communications, the write-off of $346,000 related to capitalized connectivity charges for the ISP business, and the write-off of $944,000 of ISP infrastructure equipment. The ISP infrastructure equipment related to the Voice Over Internet Protocol (VOIP) technology. The equipment was determined to have no resale value because VOIP technology was not permitted in India and because it was not cost-effective to sell the equipment in countries where VOIP was permitted since the technology had changed.
       The restructuring related to the ISP operations resulted in elimination of depreciation and amortization expenses that would have resulted from the ISP related assets.

                         NETGURU, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

       With regard to the Internet portal business, the Company redirected its primary focus toward the telephony and travel services offered through the portal. The initial restructuring charge related to the refocus of the portal business was $194,000, of which $168,000 was related to asset write-offs, and $26,000 was related to contractual obligations. These charges did not include any employee costs. The entire $194,000 was paid in fiscal 2001. During fiscal 2002, an additional $67,000 relating to contractual obligations for the portal operations was paid.

       In March 2001, the Company closed its Boston technical support office as part of consolidating the Company's technical support activities. Technical support activities previously offered from the Boston office were consolidated into the California facility. The closing of this office resulted in the termination of two employees. The restructure charge related to the consolidation of technical support facilities was $166,000, of which $49,000 related to accrued severance payments for the two terminated employees and $117,000 related to contractual lease obligations for the vacated space. In fiscal 2002, the Company made cash payments totaling $58,000 toward settlement of obligations related to this activity. The employee costs related to technical support operations decreased beginning in April 2001 and the Company expects the facility costs to decrease beginning in October 2003, after the termination of the lease in September 2003.

       The elimination of the in-house legal department primarily consisted of the termination of one employee whose position was not filled. Legal services are being obtained from the Company's continuing external legal counsel. In fiscal 2001, the Company estimated that the restructure charge related to the elimination of the in-house legal department to be $42,000. An additional charge of $41,000 was recorded in fiscal 2002 since the original estimate of severance expenses was insufficient. In fiscal 2002, the Company paid $52,000 toward this restructure charge.

       Activity relating to the restructuring charge is as follows (in thousands):

                                 REFOCUS OF       REFOCUS OF      CONSOLIDATION   ELIMINATION
                                     ISP            PORTAL        OF TECHNICAL      OF LEGAL           TOTAL
                                 OPERATIONS       OPERATIONS        SUPPORT        DEPARTMENT
                                ------------     ------------     ------------     ------------     ------------
       March 31, 2000                    --                --              --               --               --

       Restructuring charge     $     1,998      $        194     $       166      $        42      $     2,400
       Cash payments                 (1,897)             (194)             --               --           (2,091)
                                ------------     ------------     ------------     ------------     ------------
       March 31, 2001           $       101               --      $       166      $        42      $       309
                                ------------     ------------     ------------     ------------     ------------
       Cash payments                     --              (67)             (58)             (52)            (177)

       Adjustments                      (67) a            67   a          (16)  b           41   b          25
                                ------------     ------------     ------------     ------------     ------------
       March 31, 2002           $        34      $        --      $        92      $        31      $       157
                                ============     ============     ============     ============     ============

a. Represents reversal of over-accrual for contractual obligations for ISP operations and additional amounts accrued for contractual obligations related to the portal operations.

b. Represents reversal of over-accrual for technical support severance costs and additional amounts accrued for anticipated severance costs for the elimination of the legal department.

                         NETGURU, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

       The balance at March 31, 2002 includes $67,000 of lease payments for vacated office space scheduled for payment through September 2003. The remaining personnel costs and contractual obligations are expected to be completed by the end of fiscal 2003.

(4)    PROPERTY, PLANT AND EQUIPMENT

       Property, plant and equipment, at cost, as of March 31, 2002 consists of the following (in thousands):

            Land                                              $           24
            Buildings and leasehold improvements                         711
            Office and computer equipment, software
                and furniture                                          5,822
            Assets under capital lease                                   909
                                                              ---------------
                                                                       7,466
            Less accumulated depreciation                             (3,297)
                                                              ---------------
            Net property, plant and equipment                 $        4,169
                                                              ===============

       On December 15, 1999, the Company consummated a sale and leaseback transaction involving its Yorba Linda, California facility. The gross selling price of the property was $3,200,000, $1,689,000 of which was utilized to pay off the balance of the mortgage on the property. The Company received approximately $1,017,000 in cash proceeds, net of transaction costs, and a $250,000 short term note receivable for the sale of the property (payment on note was received prior to March 31, 2000). The proceeds were used to purchase the remaining 20% of NetGuru Systems in December 1999 and for operating purposes. Concurrent with the sale, the Company entered into a fifteen year operating lease on the facility (see Note 9). The net book value of the land and building and the related mortgage were removed from the Company's consolidated balance sheet and the lease payments are being charged to expense as incurred. The gain on the sale transaction of $1,047,000 has been deferred and is being recognized on a straight-line basis over the period of the lease as a reduction in lease expense. The deferred gain, net of accumulated amortization, was $887,000 as of March 31, 2002.

(5)    LONG-TERM DEBT

       Long-term debt, including capital lease obligations, consists of the following at March 31, 2002 (in thousands):

      Term loan from a bank in India, bearing interest
          at 3.5% over the bank's medium term prime rate
          (for an effective rate of 16.0% at March 31, 2002)
          payable monthly, principal due in quarterly
          installments beginning June 2000 and ending March
          2005, secured by substantially all of the Company's
          assets located in India and guaranteed by a major
          shareholder                                                   $    703

      Capital lease obligations maturing at dates ranging
          from July 2003 to December 2006, secured by the
          leased assets                                                    1,444
      Other                                                                  123
                                                                        --------
               Total                                                       2,270
               Less current portion                                          676
                                                                        --------

                                                                        $  1,594
                                                                        ========

                         NETGURU, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

       The long-term debt and capital lease obligations mature in each of the following years ending March 31 (in thousands):

                                              LONG-TERM    CAPITAL LEASE
                                                 DEBT       OBLIGATIONS
                                              ---------    -------------
          2003                                $    259       $    548
          2004                                     366            506
          2005                                     176            370
          2006                                       8            189
          2007                                       7            133
          Thereafter                                10             --
                                              ---------      ---------
          Total minimum payments              $    826          1,746
                                              ========
          Less amount representing interest                      (302)
                                                             ---------
          Present value of minimum capital
              lease payments                                    1,444
                                                             ==========

(6)    STOCKHOLDERS' EQUITY

       In September 1999, the Company issued warrants to purchase 170,000 shares of its common stock at exercise prices ranging from $4.71 to $4.84 per share to third parties related to the acquisition of NetGuru systems. Each warrant is convertible into one share of common stock. Through March 31, 2002, 135,000 of these warrants had been converted into common stock. The remaining 35,000 warrants expire between September 2002 and September 2004.

       In February 2000, the Company issued warrants to purchase 200,000 shares of common stock at an exercise price of $38.00 per share to an investor in consideration for the holder's decision to exercise previously issued warrants for cash rather than via a cashless exercise. These warrants expire February 2005.

       In March 2000, in a private transaction not involving a public offering, the Company issued 12,000 shares of Series B 5% Cumulative Convertible Preferred Stock (which were later repurchased and retired in November 29, 2000) and warrants to purchase 102,000 shares of the Company's common stock at an exercise price of $28.50 per share for approximately $11,380,000, net of offering costs. These warrants expire between March 2003 and March 2005.

       In April 2000, the Company issued 25,000 shares of common stock as a portion of the purchase price for the acquisition of Allegria Software, Inc ("Allegria"). The recipients of these shares were given the right to demand the Company to repurchase these shares at a price of $28.60 per share at the end of one year. In April 2001, each of the former owners exercised this right. The total repurchase price is $715,000. Agreements were reached with all parties to extend cash payment for this repurchase over a twelve-month period. As of March 31, 2002, the Company had paid $146,000 to one of the former owners for the repurchase of 6,000 shares. The remaining $26,000 is to be paid by November 30, 2002, and has been accrued under "accrued expenses." The repurchase of 6,000 shares from another former owner was settled for a total of $100,000. As of March 31, 2002, $90,000 was paid and the remaining $10,000 has been accrued under "accrued expenses." The owner of the remaining 13,000 shares is holding

                         NETGURU, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

       the stock certificates until full payment is received for these shares. The total cash to be paid for this repurchase was $372,000, of which $128,000 has been paid as of March 31, 2002. Due to a dispute as a result of an apparent breach of the purchase agreement by the former owner, the Company believes that it is probable that the balance of $244,000 will not be paid and therefore has not accrued this amount as a liability.

       On June 22, 2000, the Company closed a private equity financing to issue to two investors, in a private transaction not involving a public offering. As part of this transaction, the Company issued warrants to purchase 60,000 shares of its common stock at an exercise price of $19.00 per share. These warrants expire in June 2005. The Company issued additional warrants to purchase 53,300 shares of its common stock at exercise prices ranging from $16.50 to $23.46 per share to third parties related to this financing transaction. These warrants expire between May and June 2003.

       On November 29, 2000, the Company issued warrants to purchase an aggregate of 200,000 shares of the Company's common stock at an exercise price of $3.93 per share to a third party in a transaction involving the purchase and retirement of all of its outstanding preferred stock. These warrants expire in November 2005.

       On January 2, 2002, in a private transaction not involving a public offering, the Company issued 300,000 shares of its common stock to three consultants (100,000 shares each) for $0.25 per share. The shares were issued as consideration for consulting services to be provided by the consultants for a period of three years ending January 2, 2005, but were fully earned when issued with no additional conditions to be satisfied. The Company recorded an expense of $525,000 for this transaction.

       On March 19, 2002, in a private transaction not involving a public offering, the Company issued 25,000 shares of its common stock to its external legal counsel as consideration for services provided and as a retainer.

       WARRANTS

       The following table summarizes the fair value of warrant issuances detailed above and the assumptions used in determining fair value.

                                        Exercise      Estimated                                 Fair value of
                          Number of     price per     life (in                     Risk-free       warrants
         Grant date       warrants       share         years)       Volatility        rate          ($)(a)
         ----------       --------       -----         ------       ----------        ----          ------
      September 1999       170,000    $4.71 - $4.84     3 - 5           93%           6.72%          541,500
      February 2000        200,000       $38.00          5              93%           6.72%        4,666,000
      March 2000           102,000       $28.50         3 - 5           93%           6.72%        4,302,780
      June 2000             60,000       $19.00          5             146%           4.87%          979,200
      May-June 2000         53,300   $16.50 - $23.46     3             146%           4.87%          716,896
      November 2000        200,000       $3.93           5             146%           4.87%        1,188,000

                         NETGURU, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(a)      Fair value was determined using the Black-Scholes option-pricing model.

       The following table summarizes the warrant activity (in thousands, except dollar amounts):

                                                               Weighted
                                           Number of            average
                                           warrants          exercise price
                                          -----------      -----------------
       Outstanding at March 31, 2000          417          $       26.53
       Issued                                 313          $        9.03
       Exercised                              (80)         $        4.84
                                          -----------      -----------------
       Outstanding at March 31, 2001          650          $       20.76
       Issued                                   -          $        -
       Exercised                                -          $        -
                                          -----------      -----------------
       Outstanding at March 31, 2002          650          $       20.76
                                          ===========      =================

       STOCK OPTION PLANS

       The Company has adopted the following employee stock option plans:

                                                                                                      SHARES
                                                          ADOPTED              TERMINATES           AUTHORIZED
                                                    --------------------  ----------------------  ---------------
         NetGuru, Inc. 2000 Stock Option Plan
          (the "2000 Plan")                           December, 2000         November, 2010          1,000,000
         Research Engineers, Inc. 1998 Stock
             Option Plan (the "1998 Plan")            December, 1998         November, 2008          1,000,000
         Research Engineers, Inc. 1997 Stock
             Option Plan (the "1997 Plan")            February, 1997         February, 2007            600,000
         Research Engineers, Inc. 1996 Stock
             Option Plan (the "1996 Plan")               April, 1996            April, 2006            588,000

       Each plan provides for the granting of shares as either Incentive Stock Options (ISOs) or Non-Qualified Stock Options (NQOs). Options under all plans generally vest over 3 years, though the vesting periods may vary from person to person, and are exercisable subject to continued employment and other conditions. As of March 31, 2002, there were 563,000 options available for grant and 131,000 options exercisable under the 2000 Plan, 137,000 options available for grant and 722,000 options exercisable under the 1998 Plan, 34,000 options available for grant and 354,000 options exercisable under the 1997 Plan, and 21,000 options available for grant and 395,000 options exercisable under the 1996 Plan.

                         NETGURU, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

       The following is a summary of activity related to all outstanding stock options (number of shares in thousands):

                                                                              WEIGHTED
                                                                              AVERAGE
                                                           NUMBER OF       EXERCISE PRICE
                                                            SHARES           PER OPTION
                                                        ----------------  -----------------
                Outstanding at March 31, 2000              2,000               $2.71
                Granted                                      534                4.11
                Exercised                                   (100)               2.06
                Forfeited                                   (176)               4.49
                                                        ----------------
                Outstanding at March 31, 2001              2,258               $2.93
                Granted                                       54                1.35
                Exercised                                   (145)               1.42
                Forfeited                                   (134)               5.61
                                                        ----------------
                Outstanding at March 31, 2002              2,033               $2.81
                                                        ================

       As discussed in Note 1, the Company accounts for our stock options issued to employees based on the intrinsic value of a grant as of the date of the grant in accordance with APB No. 25. Generally, the Company issues stock options to employees with a grant price equal to the market value of common stock on the grant date. The Company has, in prior fiscal years, issued certain stock options with a grant price below the market value at the grant date. Compensation expense on these grants is recognized over the vesting period, generally three to four years. Compensation expense recognized in the Company's consolidated financial statements for these grants for fiscal years 2002 and 2001 was $78,000 and $136,000, respectively.

       As required by SFAS No. 123, the Company discloses below the pro forma and assumption information for stock options using the fair value method (dollars in thousands, except amounts per share):

        For the fiscal years ended March 31,               2002         2001
                                                    ------------   ------------
        Net loss - as reported                      $   (8,944)    $   (6,637)
        Net loss - pro forma                           (11,504)        (9,181)
                                                    ============   ============
        Basic net loss per share -
            as reported                             $    (0.53)    $    (0.45)
            pro forma                                    (0.68)         (0.60)
        Diluted net loss per share -
             as reported                                 (0.53)         (0.45)
             pro forma                                   (0.68)         (0.60)
                                                    ============   ============
        Weighted average fair value of options
            granted                                 $     1.35     $     3.41
                                                    ============   ============
        Black-Scholes option pricing model
            assumptions:
                 Dividend yield                             --             --
                 Expected volatility                       120%           146%
                 Risk-free interest rate                  5.07%          4.87%
                 Expected option lives (in years)          7.0            7.5

                         NETGURU, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

       The following table summarizes options outstanding and exercisable by price range at March 31, 2002.

                                 OPTIONS OUTSTANDING                                     OPTIONS EXERCISABLE
                                               Weighted-
                                               Average
                                               Remaining         Weighted-                              Weighted-
       Range Of Exercise      Number Of      Contractual          Average         Exercisable At         Average
             Prices            Options           Life          Exercise Price     March 31, 2002     Exercise Price
             ------            -------           ----          --------------     --------------     --------------
      $  0.00 - $  3.80       1,893,632               6.3            $2.21           1,568,466              $2.04
      $  3.80 - $  7.60          10,200               7.5            $4.25              10,200              $4.25
      $  7.60 - $ 11.40         114,000               6.9           $10.36              80,666             $10.32
      $ 11.40 - $ 19.00           8,000               8.3           $18.06               2,667             $18.06
      $ 19.00 - $ 22.80           7,000                -            $21.68               7,000             $21.68

       At March 31, 2002, the range of exercise prices and the weighted average remaining contractual life of outstanding options were $1.35 - $21.68 and
       6.3 years, respectively.

(7)    RELATED PARTY TRANSACTIONS

       The Company has previously provided digital media production services to Ruby Pictures, Inc. ("Ruby"). Ruby is a movie production house owned and operated by the Purabi Das Foundation, Inc., a charitable organization founded by Amrit Das, the Company's Chairman and CEO. In fiscal 2001, the Company entered into an agreement with Ruby to purchase the rights to a digital film produced by Ruby for $500,000, net of any un-reimbursed costs incurred by the Company in the production of this film. The outstanding receivable balance due from Ruby was offset against the purchase price, and a net payment was made in April 2001. In fiscal 2002, the Company recorded an impairment charge of $684,000 related to the write-off of capitalized film production costs.

       On May 3, 2001, the Company entered into an interest bearing secured loan agreement and promissory note with Mr. Santanu Das, an officer and director of the Company, in the amount of $70,000 at an annual interest rate of 6%. The loan was payable through payroll withholdings commencing on August 24, 2001 through August 4, 2006. Shares of netGuru common stock owned by Mr. Das as well as all vested but unexercised options granted him secured the loan. At March 31, 2002, the total outstanding balance on this loan was $64,000, which is included in notes and related party receivable. In April 2002, Mr. Das paid-off the outstanding balance of this loan in full.

       In November 2000, the Company entered into a non-interest bearing secured loan agreement and promissory note with Mr. Stephen Owen, an officer and director of the Company, in the amount of $85,000. The loan is secured by Mr. Owen's pledge of the proceeds from the exercise and sale of his vested options. As of March 31, 2002, the entire amount of the loan is outstanding and is included in notes and related party receivable. In April 2002, Mr. Owen repaid $7,030 toward this loan.

                         NETGURU, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(8)    RETIREMENT PLANS

       The Company and certain of its subsidiaries have adopted qualified cash or deferred 401(k) retirement savings plans. The domestic plan covers substantially all domestic employees who have attained age 21 and have had one year of service. Employees may contribute up to 14% of their compensation. The Company makes matching contributions to the plan of 75% to 100% of the employees' elective contributions for the first 6% of compensation. For the years ended March 31, 2002 and 2001, Company contributions to the retirement plans were $231,000 and $218,000, respectively. The international employees are not covered by any retire-ment plans. However, the Company's subsidiary in the United Kingdom allows executives to defer a portion of their salary on a pretax basis to a retirement account of their choice. The Company does not match these contributions.

(9)    COMMITMENTS AND CONTINGENCIES

       The Company leases certain facilities and equipment under non-cancelable operating leases. The facility leases include options to extend the lease terms and provisions for payment of property taxes, insurance and maintenance expenses.

       At March 31, 2002, future minimum annual rental commitments under these lease obligations were as follows (in thousands):

              Year ending March 31:
                  2003                               $          590
                  2004                                          455
                  2005                                          382
                  2006                                          374
                  2007                                          316
                  Thereafter                                  2,366
                                                     ---------------

                                                     $        4,483
                                                     ===============

       Rent expense was $708,000 and $738,000 for the years ended March 31, 2002 and 2001, respectively.

       The Company has entered into a renewable firm purchase commitment in the amount of $800,000 to purchase airline tickets it sells as a ticket consolidator for a period of six months ending in August 15, 2002. If the Company is unable to meet this commitment during this period, the Company will owe the airlines the difference between commitment amount and the amounts received by the airlines from the Company's ticket sales during this period, subject to certain conditions.

       The Company is a party to various litigation arising in the normal course of business. Management believes the disposition of these matters will not have a material adverse effect on our results of operations or financial condition.

                         NETGURU, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(10)   INCOME TAXES

       The components of loss before income taxes are as follows for the year ended March 31, (in thousands):

                                                      2002           2001
                                                ------------    ------------
             United States                      $   (6,176)     $   (5,914)
             Foreign                                (1,576)           (266)
                                                ------------    ------------
               Total                                (7,752)         (6,180)
                                                ============    ============

       The provision (benefit) for income taxes is comprised of the following for the year ended March 31, (in thousands):

                                              2002             2001
                                         -------------    -------------
             Current:
                 Federal                 $       (167)    $         --
                 State                              2                4
                 Foreign                           70              136
                                         -------------    -------------
                                                  (95)             140
             Deferred:
                 Federal                        1,066              271
                 State                            228               46
                 Foreign                           (7)              --
                                         -------------    -------------
                                                1,287              317
                                         -------------    -------------
                   Total                 $      1,192     $        457
                                         =============    =============

       The reported provision (benefit) for income taxes differs from the amount computed by applying the statutory federal income tax rate of 34% to loss before income taxes as follows for the year ended March 31, (in thousands):

                                                        2002           2001
                                                     ------------   ------------

          Income tax benefit at statutory rate       $    (2,636)   $   (2,101)
          State taxes, net of federal benefits               (36)         (255)
          Foreign income tax rate differential               649           123
          Change in valuation allowance                    2,529         2,564
          Tax portion intangible asset write-off             424            --
          Rate differential on net operating
           loss carry back benefit                           100            --
          Research and development credits                   (25)          (18)
          Nondeductible amortization                          58            83
          Other                                              129            61
                                                     ------------   ------------
                Total                                $     1,192    $      457
                                                     ============   ============

                         NETGURU, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

       The Company provides deferred income taxes for temporary differences between assets and liabilities recognized for financial reporting and income tax purposes. The tax effects of temporary differences at March 31, 2002 are as follows (in thousands):

          Deferred tax assets:
              Accrued vacation                                  $          127
              Allowance for doubtful accounts                              267
              Amortization of intangibles                                  571
               Net operating loss carryforwards                          3,469
               Foreign tax credit carryforwards                            133
               Research and development credit
                  carryforwards                                            167
               Gain on sale of property                                    367
               Restructuring reserve                                        62
               Other                                                         1

                     Total deferred tax assets                           5,164
                     Less: valuation allowance                          (5,164)

                     Net deferred tax assets                                 -

          Deferred tax liabilities:
              Depreciation                                                (116)
              Cash to accrual adjustment                                   (56)
                                                                ----------------
                     Total deferred tax liabilities             $         (172)
                                                                ================

       At March 31, 2002, the Company had tax net operating loss carryforwards of approximately $9,321,000 for federal and $5,133,000 for state income tax purposes, which expire at varying dates beginning in 2019 and 2004, respectively. Due to the "change in ownership" provisions of the Tax Reform Act of 1986, the Company's net operating loss carryforwards may be subject to an annual limitation on the utilization of these carryforwards against taxable income in future periods if a cumulative change in ownership of more than 50% occurs within any three-year period.

       In addition to the net operating loss carryforwards, the Company has, for federal income tax purposes, $108,000 of research and development credit carryforwards and $133,000 of foreign tax credit carryforwards, which expire at varying dates beginning in 2013 and 2003, respectively. Additionally, the Company has, for state income tax purposes, $90,000 of research and development credit, which carries forward indefinitely.

       In assessing the realizability of the net deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon either the generation of future taxable income during the periods in which those temporary differences become deductible or the carryback of losses to recover income taxes previously paid during the carryback period. As of March 31, 2002, the Company had provided a valuation allowance of $5,164,000 to reduce the net deferred tax assets due in part to the potential expiration of certain tax credit and net operating loss carryforwards prior to their utilization.

                         NETGURU, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

       Undistributed earnings of certain of the Company's foreign subsidiaries in the cumulative amount of $1,436,000 are considered to be indefinitely reinvested and, accordingly, no provision for United States federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both federal income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries.

(11)   SEGMENT AND GEOGRAPHIC DATA

       The Company is an integrated Internet and IT technology and services Company. Through March 31, 2002, the Company operated in three business segments: 1) engineering software products, maintenance and services, including digital media products and animation services; 2) IT services; and 3) Internet content and e-commerce focused on telecommunication and travel services, and collaborative software solutions.

       The Company has provided computer-aided engineering software solutions to customers for over 21 years. During the past 19 years, the Company has supported the engineering software business with India-based software programming and IT resources. In addition, based upon the Company's knowledge and understanding of the engineering software market, combined with the Company's Internet technology resources and experience, the Company launched Web4engineers.com, an engineering applications service provider ("ASP") portal hosting the Company's engineering software applications online and providing ASP services to engineering software providers and their licensees worldwide. With the acquisitions of R-Cube Technologies in February 1999 and NetGuru Systems completed in December 1999, the Company further expanded its IT resources and capabilities and its presence in the IT services industry, providing expertise in data-mining and embedded technologies, Internet/Intranet design and development and systems and software integration and implementation to companies in North America. The Company has expanded its IT services business into Europe and intends to further expand its services in India and Southeast Asia.

       With the Company's experience in India and understanding of the global Indian community, it began offering online Internet portal services in 1999. In fiscal 2001, the Company's portal offerings were refocused primarily on telecommunication and travel services for Asian expatriates.

                         NETGURU, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

     Prior to April 1, 2002, the significant components of worldwide operations by reportable operating segment were:

                                                     FOR THE YEAR ENDED MARCH 31
                                                      --------------------------
                                                         2002           2001
                                                      -----------    -----------
                                                             (IN THOUSANDS)
                       NET REVENUE
           Software sales, maintenance and services   $    9,313     $   10,066
           IT services                                     9,869         18,019
           Internet, e-commerce and collaborative
             software solutions                            5,102          3,217
                                                      -----------    -----------
                    Consolidated                      $   24,284     $   31,302
                                                      ===========    ===========

                     GROSS PROFIT
           Software sales, maintenance and services   $    8,205     $    7,761
           IT services                                     2,385          5,796
           Internet, e-commerce and collaborative
             software solutions                              872          1,003
                                                      -----------    -----------
                    Consolidated                      $   11,462     $   14,560
                                                      ===========    ===========

                     OPERATING (LOSS)/INCOME
           Software sales, maintenance and services   $   (4,021)    $   (3,773)
           IT services                                      (749)         1,994
           Internet, e-commerce and collaborative
             software solutions                           (2,802)        (4,740)
                                                      -----------    -----------
                    Consolidated                      $   (7,572)    $   (6,519)
                                                      ===========    ===========

                    AMORTIZATION OF GOODWILL

         Software sales, maintenance and services     $      290     $      489
         IT Services                                         550            549
         Internet, e-commerce, collaborative
           software solutions                                450            322
                                                      -----------    -----------
                  Consolidated                        $    1,290     $    1,360
                                                      ===========    ===========

                    AMORTIZATION EXPENSE CHARGED TO COST OF REVENUES

         Software sales, maintenance and services     $      118     $      248
         IT Services                                           -              -
         Internet, e-commerce, collaborative
           software solutions                                 80             36
                                                      -----------    -----------
                  Consolidated                        $      198     $      284
                                                      ===========    ===========

                    DEPRECIATION & AMORTIZATION EXPENSE CHARGED TO OPERATIONS

         Software sales, maintenance and services     $    1,164     $      764
         IT Services                                          60             32
         Internet, e-commerce, collaborative
           software solutions                                 19              2
                                                      -----------    -----------
                  Consolidated                        $    1,243     $      798
                                                      ===========    ===========

                    RESTRUCTURE CHARGE

         Software sales, maintenance and services     $       25     $      208
         IT Services                                           -              -
         Internet, e-commerce, collaborative
           software solutions                                  -          2,192
                                                      -----------    -----------
                  Consolidated                        $       25     $    2,400
                                                      ===========    ===========

                         NETGURU, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                                    FOR THE YEAR ENDED MARCH 31
                                                  -----------------------------
                                                      2002            2001
                                                  ------------    -------------
                                                            (IN THOUSANDS)

                    IMPAIRMENT CHARGE

         Software sales, maintenance and services $        684    $          -
         IT Services                                         -               -
         Internet, e-commerce, collaborative
           software solutions                              967               -
                                                  -------------   -------------
                  Consolidated                    $      1,651    $          -
                                                  =============   =============

                  EXPENDITURES FOR ADDITIONS TO LONG-LIVED ASSETS

         Software sales, maintenance and services $        374    $      1,837
         IT Services                                         6               4
         Internet, e-commerce, collaborative
           software solutions                               14           2,757
                                                  -------------   -------------
                  Consolidated                    $        394    $      4,598
                                                  =============   =============

     The Company's operations are based worldwide through foreign and domestic subsidiaries and branch offices in the United States, Germany, India, the United Kingdom, and Asia-Pacific. The following are significant components of worldwide operations by geographic location:

                                                    FOR THE YEAR ENDED MARCH 31
                                                  -----------------------------
                                                      2002            2001
                                                  ------------    -------------
                                                            (IN THOUSANDS)
                       NET REVENUE
         United States                            $     18,260    $     25,316
         The Americas (other than U.S.)                    574             728
         Europe                                          2,757           2,755
         Asia-Pacific                                    2,693           2,503
                                                  -------------   -------------
                  Consolidated                    $     24,284    $     31,302
                                                  =============   =============

                      EXPORT SALES
         United States                            $        615    $      1,078
                                                  =============   =============

                    LONG-LIVED ASSETS
         United States                            $     12,434    $     14,621
         Europe                                            284             324
         Asia-Pacific                                    1,440           2,710
                                                  -------------   -------------
                  Consolidated                    $     14,158    $     17,655
                                                  =============   =============

                         NETGURU, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

       On March 28, 2003, the Company announced in a Form 8-K filing that it had changed its operating segments effective April 1, 2002.

       Through March 31, 2002, the Company included its collaborative software division in the INTERNET, E-COMMERCE AND COLLABORATIVE SOFTWARE SOLUTIONS segment. Effective April 1, 2002, the Company realigned its operating segments to more appropriately reflect the manner in which its business divisions were managed and its resources were allocated. As a result, since April 1, 2002, the collaborative software division has been included in the ENGINEERING AND COLLABORATIVE SOFTWARE PRODUCTS AND SERVICES segment.

       The following table presents the segment disclosures required by SFAS 131 as if the collaborative software division had been included in the engineering and collaborative software products and services segment as of April 1, 2000.

                                                     FOR THE YEAR ENDED MARCH 31
                                                      --------------------------
                                                         2002           2001
                                                      -----------    -----------
                                                            (IN THOUSANDS)
                       NET REVENUE

           Engineering and collaborative software
             products and services                    $    9,932     $   10,374
           IT services                                     9,869         18,019
           Web-based telecom and travel services           4,483          2,909
                                                      -----------    -----------
                    Consolidated                      $   24,284     $   31,302
                                                      ===========    ===========

                     GROSS PROFIT

           Engineering and collaborative software
             products and services                    $    8,804     $    8,044
           IT services                                     2,385          5,796
           Web-based telecom and travel services             273            720
                                                      -----------    -----------
                    Consolidated                      $   11,462     $   14,560
                                                      ===========    ===========

                     OPERATING (LOSS)/INCOME

          Engineering and collaborative software
            products and services                     $   (4,605)    $   (4,872)
           IT services                                      (749)         1,994
           Web-based telecom and travel services          (2,218)        (3,641)
                                                      -----------    -----------
                    Consolidated                      $   (7,572)    $   (6,519)
                                                      ============   ===========

                         NETGURU, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                                     FOR THE YEAR ENDED MARCH 31
                                                      --------------------------
                                                         2002           2001
                                                      -----------    -----------
                                                             (IN THOUSANDS)
                     AMORTIZATION OF GOODWILL

         Engineering and collaborative software
           products and services                      $      515     $      601
         IT Services                                         550            549
         Web-based telecom and travel services               225            210
                                                      -----------    -----------
                  Consolidated                        $    1,290     $    1,360
                                                      ===========    ===========

                    AMORTIZATION EXPENSE CHARGED TO COST OF REVENUES

         Engineering and collaborative software
           products and services                      $      198     $      284
         IT Services                                           -              -
         Web-based telecom and travel services                 -              -
                                                      -----------    -----------
                  Consolidated                        $      198     $      284
                                                      ===========    ===========

                    DEPRECIATION & AMORTIZATION EXPENSE CHARGED TO OPERATIONS

         Engineering and collaborative software
           products and services                      $    1,179     $      764
         IT Services                                          59             32
         Web-based telecom and travel services                 5              2
                                                      -----------    -----------
                  Consolidated                        $    1,243     $      798
                                                      ===========    ===========

                    RESTRUCTURE CHARGE

         Engineering and collaborative software
           products and services                      $      25     $       208
         IT Services                                          -               -
         Web-based telecom and travel services                -           2,192
                                                      -----------    -----------
                  Consolidated                        $       25     $    2,400
                                                      ===========    ===========

                         NETGURU, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                                    FOR THE YEAR ENDED MARCH 31
                                                  -----------------------------
                                                      2002            2001
                                                  ------------    -------------
                                                            (IN THOUSANDS)

                    IMPAIRMENT CHARGE

         Engineering and collaborative software
           products and services                    $        684    $       -
         IT Services                                           -            -
         Web-based telecom and travel services               967            -
                                                    -------------   ----------
                  Consolidated                      $      1,651    $       -
                                                    =============   ==========

                  EXPENDITURES FOR ADDITIONS TO LONG-LIVED ASSETS

         Engineering and collaborative software
           products and services                    $        374    $   1,837
         IT Services                                           6            4
         Web-based telecom and travel services                14        2,757
                                                    -------------  -----------
                  Consolidated                      $        394    $   4,598
                                                    =============  ===========

     The Company's operations are based worldwide through foreign and domestic subsidiaries and branch offices in the United States, Germany, India, the United Kingdom, and Asia-Pacific. The following are significant components of worldwide operations by geographic location:

                                                    FOR THE YEAR ENDED MARCH 31
                                                  -----------------------------
                                                      2002            2001
                                                  ------------    -------------
                                                            (IN THOUSANDS)
                       NET REVENUE
         United States                            $     18,260    $     25,316
         The Americas (other than U.S.)                    574             728
         Europe                                          2,757           2,755
         Asia-Pacific                                    2,693           2,503
                                                  -------------   -------------
                  Consolidated                    $     24,284    $     31,302
                                                  =============   =============

                      EXPORT SALES
         United States                            $        615    $      1,078
                                                  =============   =============

                    LONG-LIVED ASSETS
         United States                            $     12,434    $     14,621
         Europe                                            284             324
         Asia-Pacific                                    1,440           2,710
                                                  -------------   -------------
                  Consolidated                    $     14,158    $     17,655
                                                  =============   =============

                         NETGURU, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(12)   LOSS PER SHARE

       The following table illustrates the computation of basic and diluted net loss per share for the years ended March 31, (in thousands):

                                                            2002          2001
                                                        ----------    ----------
        Numerator:
        Net loss -- numerator for basic and diluted
           net loss per share                           $  (8,944)    $  (6,637)

        Denominator:
        Denominator for basic net loss per share -
           average number of common shares outstanding
           during the year                                 16,982        14,781
        Incremental common shares attributable to
           exercise of outstanding options and warrants        --            --
                                                        ----------    ----------

        Denominator for diluted net loss per share         16,982        14,781
                                                        ==========    ==========

        Basic net loss per share                        $   (0.53)    $   (0.45)
                                                        ==========    ==========

        Diluted net loss per share                      $   (0.53)    $   (0.45)
                                                        ==========    ==========

       Options, warrants and other common stock equivalents amounting to 485,000 and 1,700,000 potential common shares were excluded from the computation of diluted EPS for fiscal 2002 and 2001, respectively, because the Company reported a net loss and, therefore, the effect would be antidilutive.

(13)   LIQUIDITY

       The Company incurred net losses of $8,944,000 and $6,637,000 and has used cash in operations of $3,225,000 and $661,000 in fiscal years 2002 and 2001, respectively. The Company's future capital requirements will depend upon many factors, including sales and marketing efforts, the development of new products and services, possible future strategic acquisitions, the progress of research and development efforts, and the status of competitive products and services. The Company believes it will be able to generate cash from operations or through additional sources of debt and equity financing. The Company has continued its program to reduce costs and expenses. If adequate funds are not available, the Company may be required to delay, scale back, or eliminate its research and development programs and its marketing efforts or to obtain funds through arrangements with partners or others who may require the Company to relinquish rights to certain of its technologies or potential products or assets.

The following is a comparison of the Company's results of operations
----------------------------------------------------------------
for the fiscal years ended March 31, 2002 and March 31, 2001
------------------------------------------------------------
that reflects the segment changes that occurred effective April 1, 2002.
-----------------------------------------------------------------------

FORWARD-LOOKING STATEMENTS

         This report contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend that those forward-looking statements be subject to the safe harbors created by those sections. These forward-looking statements generally include the plans and objectives of management for future operations, including plans and objectives relating to our future economic performance, and can generally be identified by the use of the words "believe," "intend," "plan," "expect," "forecast," "project," "may," "should," "could," "seek," "pro forma," "estimates," "continues," "anticipate" and similar words. The forward-looking statements and associated risks may include, relate to, or be qualified by other important factors, including, without limitation:

         o our ability to achieve and maintain profitability and obtain . additional working capital, if required;
         o    our ability to successfully implement our future business plans;
         o our ability to attract strategic partners, alliances and advertisers;
         o    our ability to hire and retain qualified personnel;
         o    the risks of uncertainty of trademark protection;
         o risks associated with existing and future governmental regulation to which we are subject; and
         o uncertainties relating to economic conditions in the markets in which we currently operate and in which we intend to operate in the future.

         These forward-looking statements necessarily depend upon assumptions and estimates that may prove to be incorrect. Although we believe that the assumptions and estimates reflected in the forward-looking statements are reasonable, we cannot guarantee that we will achieve our plans, intentions or expectations. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ in significant ways from any future results expressed or implied by the forward-looking statements. We do not undertake to update, revise or correct any forward-looking statements.

         Any of the factors described above or in the "Risk Factors" section of our annual report on Form 10-KSB, as amended, could cause our financial results, including our net income (loss) or growth in net income (loss) to differ materially from prior results, which in turn could, among other things, cause the price of our common stock to fluctuate substantially.

RESULTS OF OPERATIONS

         The following table sets forth, for the periods indicated, certain statement of operations data expressed as a percentage of our net revenues.

                                                                          YEAR ENDED MARCH 31,
                                                              ----------------------------------------------
                                                                       2002                       2001
                                                                       ----                       ----
              Net revenues                                              100.0%                     100.0%
              Cost of revenues                                           52.8                       53.5
                                                              ---------------------      -------------------
              Gross profit                                               47.2                       46.5
                                                              ---------------------      -------------------
              Selling, general and
               administrative expenses                                   53.5                       44.1
              Research and development expenses                           7.5                        8.6
              Amortization of goodwill                                    5.3                        4.3
              Depreciation and other amortization                         5.1                        2.6
              Impairment charge                                           6.8                          -
              Restructuring                                               0.1                        7.7
                                                              ---------------------      -------------------

              Operating loss                                            (31.1)                     (20.8)

              Interest (expense) income, net                             (0.7)                       0.6
              Other (expense) income, net                                (0.1)                       0.5
                                                              ---------------------      -------------------
              Loss before income taxes                                  (31.9)                     (19.7)
              Income tax expense                                         (4.9)                      (1.5)
                                                              ---------------------      -------------------
              Net loss                                                  (36.8)%                    (21.2)%
                                                              =====================      ===================

         NET REVENUES. Net revenues decreased by $7,018,000 (22.4%) to $24,284,000 in fiscal 2002 from $31,302,000 in fiscal 2001. Our total net revenues for the current year primarily consisted of revenues from (1) IT services, (2) engineering and collaborative software products and services, and
(3) Web-based telecommunication and travel services.

         IT services net revenues represented 40.6% of total net revenues in fiscal 2002 compared to 57.6% in fiscal 2001. In dollar terms, IT services net revenues were $9,869,000 in fiscal 2002 compared to $18,019,000 in fiscal 2001, a decrease of 45.2%. During the past year, the IT services industry was adversely affected by a slow economy and many of our customers reduced spending on technology consulting and systems integration services. Due to the slower economy many companies were faced with financial constraints and as such canceled or postponed many contracted jobs. In addition, the demand for some of our services decreased during fiscal 2002, which caused us to reduce our billing rates approximately 23% from fiscal 2001. As a result, our IT services revenues declined in fiscal 2002 from prior fiscal years. In anticipation of improvement in our IT services revenues toward the latter part of fiscal 2002, which improvement did not materialize, we continued to employ consultants and thus continued to incur costs with no resulting increase in our revenues. Subsequent to year-end, we responded to these business conditions by eliminating excess capacity through workforce reductions and aggressively reducing discretionary costs to lower the cost of operating this segment of our business.

         Engineering and collaborative software products and services net revenues increased as a percentage of total net revenues to 40.9% in fiscal 2002 from 33.1% in fiscal 2001 largely due to greater declines in other segments.
In dollar terms, engineering and collaborative software products and services net revenues were $9,932,000 in fiscal 2002 compared to $10,374,000 in fiscal 2001, a decrease of 4.3%. The decrease is primarily the result of:

         o decline in dealer sales revenue of approximately $385,000. In fiscal 2002, our dealers, who are primarily based in Asia, did not perform at the levels they had in the past due to the slow Asian economy.

         o decline in digital media and animation services revenues of approximately $188,000. We were unable to secure new projects related to digital media and animation services in India.

         o decline in STAAD 3 user upgrade revenues of approximately $550,000. STAAD 3 is an older product and in order for our customers to upgrade to STAAD.Pro, the newer product, we charged them an upgrade fee. In fiscal 2002, the number of STAAD 3 users had significantly decreased as customers upgraded to STAAD.Pro, which in turn decreased our STAAD 3 upgrade revenues. This decrease was offset by an increase of approximately
              $318,000 in revenues from new licenses of STAAD.Pro.

         o increase in collaborative software revenues of approximately $311,000 in fiscal 2002 compared to fiscal 2001 since more projects were completed and their revenues recognized in fiscal 2002 compared to fiscal 2001.

         Web-based telecommunication and travel services net revenues increased as a percentage of total net revenues to 18.5% in fiscal 2002 from 9.3% in fiscal 2001. In dollar terms, net revenues from this segment were $4,483,000 in fiscal 2002 compared to $2,909,000 in fiscal 2001, an increase of 54.1% over the prior year. This increase is primarily the result of:

         o increase in phone cards and call termination services revenues of approximately $1,073,000 due to a full year's revenues reflected in fiscal 2002 compared to seven months' revenues in the prior year; and

         o increase in travel services revenues of approximately $667,000 due to a full year's revenues in fiscal 2002 as a ticket consolidator for certain airlines compared to six months' revenues in the prior year as a ticket consolidator.

         GROSS PROFIT. Gross profit as a percentage of total net revenues increased to 47.2% in fiscal 2002, from 46.5% for fiscal 2001. In dollar terms, total gross profit decreased by $3,098,000 (21.3%) to $11,462,000 in fiscal 2002 from $14,560,000 in fiscal 2001, due to the decline in gross profit from the IT services segment, but was offset by slight increases in other areas.

         Historically, the gross profit percentage from the IT services segment has been lower than the gross profit percentage from the engineering and collaborative software products and services segment because service revenue has a higher cost of labor associated with it, consisting largely of the cost of the consultants performing the services. In fiscal 2002 IT services gross profit percentage declined to 24.2% from 32.2% in fiscal 2001. In dollar terms, IT services gross profit decreased by $3,411,000 (58.9%) to $2,385,000 from $5,796,000 as a result of the market slowdown for the IT industry. As noted above, we continued to employ consultants who remained idle and whose hours were not billable and thus incurred costs, resulting in lower gross profit for fiscal 2002. The cost of revenues for IT services includes the salaries, bonuses, and benefits for all of the consulting employees including consultants who are "idle" and not billable to a particular customer or project. Our IT service consultants generally receive higher salaries than our technical support employees and we have employed more consultants than technical support staff, both of which contributed to the lower gross margin as compared to the engineering and collaborative software products and services segment.

         The gross profit percentage in the engineering and collaborative software products and services segment increased to 88.6% in fiscal 2002 from 77.5% in fiscal 2001. Our engineering and collaborative software products and services segment generally produces a higher gross margin than our other segments due to the lower costs associated with each sale. The cost of revenues for the engineering and collaborative software products and services segment includes amortization of capitalized software development, printing services, direct supplies such as hardware locks and recording media, salaries for the technical support employees, and freight out. The increase in the gross profit percentage from the prior fiscal year is due to a reduction in the cost of direct supplies and printing services, consolidation of our technical support staff and decreased amortization of software development.
We have decreased the number of technical support staff in the U.S. offices and instead are using our resources and staff we already have in place in India.

         Gross profit from Web-based telecommunication and travel services declined to 6.1% in fiscal 2002 from 24.7% in fiscal 2001 primarily due to a decrease in the gross profit percentage from our travel business. Our travel business gross profit percentage decreased to 14.3% in fiscal 2002 from 29.1% in fiscal 2001 due to pricing pressures and the market slowdown in the travel industry. We believe this trend will continue due to competition from other online travel services, many of which have greater resources than we have, as well as due to reductions in travel agency commissions caused by pricing pressures experienced by the airline industry. The cost of revenues for our Web-based telecommunication and travel services segment includes the cost of buying minutes from another carrier and the cost of purchasing certain airline tickets that we sell as a ticket consolidator. Due to the highly competitive nature of telephony and travel services, the gross profit from this segment is lower than the gross profit of our other two business segments.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative ("SG&A") expenses decreased by $814,000 (5.9%) to $13,001,000 in fiscal 2002 from $13,815,000 in fiscal 2001 primarily due to cost control measures put in place at the end of fiscal 2001. The major components of the decrease in SG&A expenses were a $425,000 reduction in advertising expense due to cost control measures, a $375,000 reduction in salaries expense due to attrition, a $237,000 reduction in IT sales commissions due to decreased volume of IT sales, a $181,000 reduction in bad debt expense due to improved accounts receivable collections, and a $188,000 reduction in dealer sales commissions due to a decrease in software revenues from dealers, offset by a $611,000 increase in consulting expenses. Approximately $525,000 of the $611,000 increase in consulting expenses was non-cash related to the issuance of common stock in consideration for services.

         RESEARCH AND DEVELOPMENT EXPENSES. Research and development ("R&D") expenses consist primarily of software developers' wages. In fiscal 2002, R&D expenses decreased by $882,000 (32.6%) to $1,824,000 from $2,706,000 in fiscal
2001. Approximately $507,000 of this was due to increased capitalization of software development expenses as a result of achieving technological feasibility on our WebWorks development efforts. The remainder of the decrease in R&D expenses is due to cost control measures put in place during the fourth quarter of fiscal 2001.

         DEPRECIATION AND AMORTIZATION EXPENSES. In fiscal 2002, depreciation and other amortization expenses (excluding goodwill amortization) increased by $445,000 as a result of a higher level of capital expenditures in fiscal 2001.

         IMPAIRMENT CHARGE. In fiscal 2002, we recorded an impairment charge of $1,651,000. Of this amount, $684,000 represented the write-off of capitalized film production costs, $651,000 represented the write-off of assets of Interra Global, one of our subsidiaries in India, and $316,000 represented the write-down of goodwill related to the purchase of e-Destinations, our travel services subsidiary. We wrote off capitalized film production costs, since revenues-to-date and forecasted revenues from these film assets did not support carrying value of the recorded amounts. We surrendered the license held by Interra Global and recorded the above-noted impairment charge related to the write-off of the assets of this subsidiary in the fourth quarter of fiscal 2002. As a result of uncertainties faced by our travel business, in accordance with Statement of Financial Accounting Standard (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", we recorded an impairment charge of $316,000 to write down the value of goodwill associated with the acquisition of our travel subsidiary, e-Destinations, Inc., which is included in our Web-based telecommunication and travel services segment. The amount of the write down represented the excess of the carrying amount of goodwill over its fair value. The fair value of goodwill associated with the acquisition of e-Destinations was determined by calculating the present value of estimated expected future cash flows in accordance with SFAS No. 121.

         As indicated in our original filing of this Form 8-K filed March 28, 2003, we have determined that our IT services segment has experienced an impairment loss pursuant to our adoption of Statement of Financials Accounting Standard 142, GOODWILL AND OTHER INTANGIBLE ASSETS. We estimate the impairment loss to be approximately $5.4 million. The actual amount of impairment will be disclosed in our Form 10-KSB for the year ended March 31, 2003.

         SEGMENT PROFITABILITY. Operating loss in the engineering and collaborative software products and services segment decreased to $4,605,000 in fiscal 2002 from $4,872,000 in fiscal 2001. Operating loss in the engineering and collaborative software products and services segment included an impairment charge of $684,000 related to the write-off of capitalized film production costs in fiscal 2002 and restructuring costs of $208,000 in fiscal 2001. In the IT services segment, a higher level of gross profit in fiscal 2001 contributed to operating income of $1,994,000, whereas in fiscal 2002 the amount of gross profit was not enough to cover the operating expenses, resulting in an operating loss of $749,000. Operating loss in the Web-based telecommunication and travel services segment decreased to $2,218,000 in fiscal 2002 from $3,641,000 in fiscal 2001. Operating loss in the Web-based telecommunication and travel services segment in fiscal 2001 included $2,192,000 of restructuring costs.

         RESTRUCTURING. In March 2001, we announced plans to restructure our operations. As a result of this restructuring plan, we recorded a restructuring charge of $2,400,000 in the fourth quarter of fiscal 2001. The restructuring plan consisted of four major points: 1) refocused strategic direction of Internet service provider (ISP) initiatives; 2) refocused strategic direction of Internet portal initiatives; 3) consolidation of technical support activities; and 4) elimination of our in-house legal department.

         With regard to our ISP initiatives in India, we redirected our primary focus toward communication and connectivity services targeted at the corporate market. Our original focus related to ISP services was that we planned to offer ISP services to both consumers and businesses in India. With the proposed acquisition of a 30% ownership interest in Vital Communications, Ltd., an IT communications technology company, we had planned to start providing ISP services for the 10,000 customers of Vital Communications as a first step toward becoming an ISP in India.

         The total amount charged for the refocus of ISP operations in fiscal 2001 was $1,998,000. This total charge consisted of $171,000 in contractual obligations and $1,827,000 in asset write-offs related to ISP operations in India. These charges did not include any employee costs. However, they included the write-off of $537,000 paid toward our proposed acquisition of a 30% ownership interest in Vital Communications, the write-off of $346,000 related to capitalized connectivity charges for the ISP business, and the write-off of $944,000 of ISP infrastructure equipment. The ISP infrastructure equipment related to the Voice Over Internet Protocol (VOIP) technology. The equipment was determined to have no resale value because VOIP technology was not permitted in India and because it was not cost-effective to sell the equipment in countries where VOIP was permitted since the technology had changed. The restructuring related to the ISP operations resulted in elimination of depreciation and amortization expenses that would have resulted from the ISP related assets.

         In the Internet portal business, we redirected our primary focus toward the telephony and travel services offered through the portal. The restructuring of ISP and portal operations mainly consisted of the write-off of non-performing assets and therefore did not affect ongoing operations. The refocus of ISP initiatives and portal operations enabled us to focus on those areas of the Internet based operations that we believed we could be successful. The restructuring related to the ISP initiatives and portal operations resulted in elimination of depreciation and amortization expenses that would have resulted if these assets were not written off. The amount of future depreciation and amortization expense that would have resulted from these assets if they were not written off is approximately $399,000 per year.

         In March 2001, we closed our Boston technical support office. The technical support function in the Boston area was a redundant operation while it was ongoing, since we had a comparable technical support capability at our California facility. Technical support activities previously offered from that office have been consolidated into the California facility. By consolidating the technical support functions, beginning in April 2001, we reduced employee costs by approximately $221,000 per year and reduced facility costs by approximately $51,000 per year.

         The elimination of the in-house legal department primarily consisted of the termination of one employee whose position was not refilled. Due to the size of our operations, a full-fledged internal legal department was unnecessary. We are able to obtain cost-effective legal services, as and when needed from our continuing external legal counsel. By eliminating the in-house legal department, we reduced employee costs by approximately $127,000 per year beginning in April 2001.

         Of the total restructuring charge of $2,400,000, cash payments totaling $2,100,000 were expended in fiscal 2001 and $177,000 in fiscal 2002. In March 2002, we increased our restructure liability by $25,000 due to additional expenses related to the restructuring plans announced in March 2001. The remaining personnel costs and contractual obligations related to the restructuring amounted to $157,000 at March 31, 2002. As of the date of filing of this report, the remaining personnel costs had been satisfied. The remaining contractual obligations will be satisfied at the termination of the Boston facility lease in September 2003.

         OTHER EXPENSE (INCOME). Net interest changed by $353,000 to net interest expense of $160,000 in fiscal 2002 as compared to net interest income of $193,000 in fiscal 2001. The change is primarily due to the decrease in cash balances invested in interest earning accounts.

         INCOME TAXES. Net income tax expense increased to $1,192,000 in fiscal 2002 compared to net income tax expense of $457,000 in fiscal 2001. In fiscal 2002 we increased our valuation allowance against deferred tax assets by $1,334,000. In assessing the realizability of the net deferred tax assets, we consider whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon either the generation of future taxable income during the periods in which those temporary differences become deductible or the carryback of losses to recover income taxes previously paid during the carryback period. The valuation allowance was offset by approximately $305,000 of income tax benefits due to recovery of taxes paid in prior years, as described in Note 10 of the notes to our audited consolidated financial statements included in this report.

LEGAL MATTER
------------

         A complaint for wrongful termination of two former employees was filed against the Company in fiscal year 2002. Subsequently, the parties entered into a settlement agreement, the terms of which were not then material to the Company's operations. The settlement agreement required the Company to pay a total of $100,000 cash and to issue a total of 80,000 shares of the Company's common stock to the plaintiffs in consideration for past services rendered and to register the public resale of those shares by December 4, 2002.

         The Company was unable to complete the registration of the 80,000 shares before the December 4, 2002 deadline. As a result, on December 5, 2002, the court entered a judgment against the Company for approximately $400,000. The Company cancelled the 80,000 shares that were included in the Form S-3. On April 1, 2003, the Company settled the matter with the plaintiffs for $330,000.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)  FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED. Not applicable.

         (b)  PRO FORMA FINANCIAL INFORMATION. Not applicable.

         (c)  EXHIBITS.

              Exh. No.    Description
              -------     ------------

              23.1        Consent of KPMG, LLP

              99.1        Press Release dated March 28, 2003 (1)

(1) Filed as an exhibit to the original filing of this Form 8-K on March 28, 2003 and incorporated herein by reference.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 5, 2003                  NETGURU, INC.

                                    By: /s/ Bruce K. Nelson
                                        ----------------------------------------
                                        Bruce K. Nelson, Chief Financial Officer

        INDEX TO EXHIBITS FILED WITH THIS AMENDMENT NO. 1 TO FORM 8-K

             EXHIBIT NO.        DESCRIPTION
             -----------        -----------

                  23.1     Consent of KPMG LLP.